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                                                                 EXHIBIT 5.1


                                July 17, 1997


Harbinger Corporation
1055 Lenox Park Blvd.
Atlanta, Georgia  30319

         Re:      Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel for Harbinger Corporation, a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), of a proposed offering of an aggregate of 2,900,000 shares of the Company's common stock, $.0001 par value per share (the "Common Stock"), consisting of 1,800,000 shares of the Common Stock being offered by the Company (the "Company Shares") and 1,100,000 shares of Common Stock being offered by certain shareholders of the Company (the "Selling Shareholder Shares").

         We have examined such documents, corporate records, and other instruments as we have considered necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Company Shares, when issued, sold and delivered as contemplated in the Registration Statement, will be, and the Selling Shareholder Shares are, duly authorized and validly issued and fully paid and nonassessable.

         This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion committee of the Corporate and Banking Law Section of the State Bar of Georgia.

         We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                              Very truly yours,

                                              MORRIS, MANNING & MARTIN, L.L.P.

                                              /s/ Larry W. Shackelford